Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES AUGUST CASH DISTRIBUTION

DALLAS, Texas, August 19, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.047933 per unit, payable on September 15, 2016, to unit holders of record on August 31, 2016.

This month’s distribution increased from the previous month due to an increase in the net production of both oil and gas for the underlying properties. With the increased pricing of production, the Waddell Ranch Properties contributed $1,406,861 to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 67,190 barrels of oil and 566,721 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 25,900 barrels of oil and 215,419 Mcf of gas. The average price for oil was $45.78 per bbl and for gas was $2.52 per Mcf. This would primarily reflect production and pricing for the month of June for oil and the month of May for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,840,531. Deducted from these would be the Lease Operating Expense (LOE) of $1,399,081, taxes of $369,423 and Capital Expenditures (CAPEX) of $196,213 totaling $1,964,716 resulting in a Net Profit of $1,875,815 for the month of July. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,406,861 to this month’s distribution.

ConocoPhillips has revised the 2016 capital expenditure budget which will total $2.45 million for the entire Waddell Ranch Project and $1.08 million net to the Trust. There will be no new drilled wells, no recompletions, and only some facilities projects.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	67,190	566,721	25,900	215,419	*	$45.78	$2.52	**
Texas Royalties	24,817	25,192	23,576	23,932		$43.68	$3.99	**
Prior Month
Waddell Ranch	74,882	415,409	21,215	115,315	*	$42.56	$2.06	**
Texas Royalties	25,342	29,612	24,075	28,131	*	$39.75	$3.39	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 24,817 barrels of oil and 25,192 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 23,576 barrels of oil and 23,932 Mcf of gas. The average price for oil was $43.68 per bbl and for gas was $3.99 per Mcf. This would primarily reflect production and pricing for the month of June for oil and the month of May for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,184,720. Deducted from these would be taxes totaling $201,043 resulting in a Net Profit of $983,677 for the month of July. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $934,493 to this month’s distribution.

General and Administrative Expenses deducted for the month were $107,420 resulting in a distribution of $2,234,138 to 46,608,796 units outstanding, or $0.047933 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839